WINTHROP REALTY TRUST ANNOUNCES RESULTS FOR
SECOND QUARTER 2016

FOR IMMEDIATE RELEASE

Boston, Massachusetts – July 28, 2016 – Winthrop Realty Trust (NYSE:FUR) (the “Company” or “Winthrop”), which is liquidating and winding down pursuant to a plan of liquidation, announced today its financial and operating results for the second quarter ended June 30, 2016.

Liquidating Trust

Shareholders are reminded that the last day of trading of the Company’s common shares of beneficial interest on the New York Stock Exchange will be Monday, August 1, 2016 and that on August 5, 2016 the Company will transfer all of its remaining assets into a liquidating trust.  As a result, the Company’s shareholders of record on August 5, 2016 will receive beneficial interests in the liquidating trust in proportion to shares held in the Company.  As previously disclosed, beneficial interests in the liquidating trust will generally not be transferable except by will, intestate succession or operation of law.  For a detailed description of the federal income tax and investment considerations relating to such a transfer and its effect on your interests, the Company refers you once again to the proxy statement filed on Form 14-A on June 26, 2014 with the Securities and Exchange Commission, a copy of which is available on their website, www.sec.gov as well as the Company’s website www.winthropreit.com under the investor relations tab.  The Company strongly advises you to contact your investment and tax advisors as to questions which you may have.

Financial Results

Liquidation Basis of Accounting

As a result of the shareholder approval of the plan of liquidation on August 5, 2014, effective August 1, 2014, the Company began reporting its financial results on the liquidation basis of accounting.  The liquidation basis of accounting requires, among other things, that management estimate sales proceeds on an undiscounted basis as well as include in the Company’s assets and liabilities the undiscounted estimate of future revenues and expenses of the Company.  The estimated net assets in liquidation at June 30, 2016 would result in future liquidating distributions of approximately $10.61 per common share which amount is net of the $1.25 per common share liquidating distribution which was accrued at June 30, 2016 and paid on July 1, 2016.  This estimate of future liquidating distributions includes projections of costs and expenses to be incurred during the period required to complete the plan of liquidation.  There is inherent uncertainty with these projections and, accordingly, these projections could change materially based on a number of factors both within and outside of Winthrop’s control including market conditions, the timing of sales, the performance of underlying assets and any changes in the underlying assumptions of projected cash flows.

After giving effect to the $2.00 per common share liquidating distribution paid on May 17, 2016 and the $1.25 per common share liquidating distribution paid on July 1, 2016, the current estimate represents a decrease in liquidating distributions of $0.22 per common share from the Company’s estimate at March 31, 2016.  The decrease is primarily the result of (i) a decrease in the liquidation value of the Company’s Houston, Texas residential property due to increased capitalization rates in the Houston market, (ii) a decrease in the liquidation value of the Company’s One East Erie, Chicago, Illinois office property as a result of the contract for sale and reduced estimated rental receipts due to the shortened holding period, and (iii) a decrease in the liquidation value of the Company’s Concord Debt Holdings equity investment due to the uncertainty of collectability of one of the underlying loan assets.  These decreases were partially offset by (i) an increase in the liquidation value of the Company’s Mentor Retail equity investment as a result of the contract for sale and (ii) a decrease in the estimated fees payable to the Company’s advisor due to the reduction in the overall liquidation value.

2016 Second Quarter Activity and Subsequent Events

Assets Sold

•
Sullivan Center, Chicago, Illinois - On April 27, 2016 the Company closed on the sale of its interest in WRT One South State Lender LP which holds the mezzanine loan on the property and its interest in WRT-Elad One South State Equity LP to its Sullivan Center venture partner for an aggregate purchase price of approximately $95.3 million.

•
Highgrove - Stamford, Connecticut – On May 19, 2016 the venture in which the Company holds an 83.7% interest sold its apartment building located in Stamford, Connecticut for gross proceeds of $87.5 million.  Proceeds of the sale were used to fully satisfy the $77.8 million mortgage loan collateralized by the property and the venture’s remaining property located in Houston, Texas.  In connection with the sale, the venture returned $1.5 million of a previously retained deposit.

•
Lake Brandt – Greensboro, North Carolina – On May 12, 2016 the Company sold its residential property known as Lake Brandt Apartments for gross proceeds of $20.0 million and received net proceeds of $6.3 million after satisfaction of third party mortgage debt and closing costs.

•
Jacksonville, Florida – On June 30, 2016 the Company sold its warehouse property in Jacksonville, Florida for a gross sales price of $10.5 million.  The Company provided $8.4 million of seller financing and received net proceeds of $2.0 million after payment of closing costs.  The financing bears interest at LIBOR plus 5%, with a floor of 6% and a ceiling of 8%, and matures on July 1, 2019.

Leasing Activity

•
701 Seventh Avenue, New York, New York - The Company’s venture which owns 701 Seventh Avenue in Times Square has entered into a lease agreement with Cirque Theatrical, LLC, a venture between Cirque du Soleil and National Football League Properties.  The retail lease includes part of the ground floor fronting Seventh Avenue and the entire 2nd, 3rd and 4th floors as well as part of the superstructure sign.

The venture also entered into a lease with The Hershey Company for retail space of approximately 6,940square feet of space on the ground floor and approximately 3,100 square feet of the superstructure sign.

Financing Activity

•
Mosaic – Houston, Texas – On June 9, 2016 the venture in which the Company holds an 83.7% interest obtained a $45.0 million first mortgage loan collateralized by its luxury residential property in Houston, Texas.  The loan bears interest at LIBOR plus 2.75% per annum and matures on June 9, 2018.

•
450 West 14th Street – New York, New York – On April 13, 2016 the venture in which the Company holds a preferred equity interest refinanced its $50.5 million first mortgage debt collateralized by the underlying property.  In connection with the refinancing, the Company funded approximately $3.2 million to the venture to cover closing costs and to fund initial escrows.  Of this amount, $2.6 million is considered to be a capital contribution and the remaining $0.6 million was a loan to its venture partner which was repaid in full in July 2016.  The new mortgage loan bears interest at LIBOR plus 4.4% per annum and matures on May 1, 2018.

Assets Under Contract for Sale

•
One East Erie – Chicago, Illinois – On June 10, 2016 the Company entered into a contract to sell its office property known as One East Erie for gross proceeds of $47.9 million.  The buyer’s $1.25 million deposit is non-refundable and, if consummated, the sale is expected to close in the third quarter of 2016.

•
Mentor Retail – Chicago, Illinois – On June 10, 2016 the venture in which the Company holds a 49.9% interest entered into a contract to sell its property for gross proceeds of $10.45 million.  The buyer’s $0.4 million deposit is non-refundable and, if consummated, the sale is expected to close in the third quarter of 2016.

For a complete list of the Company’s assets, current projected disposition timetable, and June 30, 2016 liquidation value, refer to our quarterly supplemental report at www.winthropreit.com in the Investor Relations section.

Distributions

On May 17, 2016 the Company paid a liquidating distribution of $2.00 per common share to shareholders of record on May 10, 2016.  On July 1, 2016 the Company paid a liquidating distribution of $1.25 per common share to shareholders of record on June 24, 2016.

Conference Call Information

The Company will host a conference call to discuss its second quarter 2016 activities today, Thursday, July 28, 2016 at 12:00 PM Eastern Time.  Interested parties may access the live call by dialing (877) 407-9205 or (201) 689-8054, or via the Internet at www.winthropreit.com within the News and Events section.  An online replay will be available for one year.  A replay of the call will be available through August 28, 2016 by dialing (877) 481-4010; conference ID 10052.

About Winthrop Realty Trust

Winthrop, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT).  On August 5, 2014 Winthrop’s shareholders adopted a plan of liquidation pursuant to which Winthrop is liquidating and winding down and, in connection therewith, is seeking to sell its assets in an orderly fashion to maximize shareholder value.  For more information, please visit our web-site at www.winthropreit.com.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements in this release state the Company’s and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements for which the Company claims the protections of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995.  It is important to note that future events and the Company’s actual results could differ materially from those described in or contemplated by such forward-looking statements.  Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes, (vi) changes in accessibility of debt and equity capital markets and (vii) defaults by borrowers on loans.  Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission, copies of which may be obtained from the Company or the Securities and Exchange Commission.  The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the Company's most recent Annual Report on Form 10-K, as may be updated or supplemented in the Company's Form 10-Q filings, which discuss these and other factors that could adversely affect the Company's results.

CONSOLIDATED STATEMENTS OF NET ASSETS
(Liquidation Basis)
(unaudited, in thousands)

	June 30,	December 31,
	2016	2015
ASSETS
Investments in real estate	$222,580	$353,862
Equity investments	273,154	327,738
Cash and cash equivalents	14,221	21,128
Restricted cash held in escrows	50,783	6,603
Loans receivable	14,304	5,280
Secured financing receivable	-	28,928
Accounts receivable	2,127	2,090
TOTAL ASSETS	577,169	745,629

LIABILITIES
Mortgage loans payable	106,014	172,095
Liability for non-controlling interests	8,435	17,796
Liability for estimated costs in excess of estimated receipts during liquidation	24,570	29,297
Dividends payable	45,531	1,822
Accounts payable, accrued liabilities and other liabilities	4,628	6,382
Related party fees payable	1,394	1,841
TOTAL LIABILITIES	190,572	229,233

COMMITMENTS AND CONTINGENCIES
Net assets in liquidation	$386,597	$516,396

Further details regarding the Company’s results of operations, properties, joint ventures and tenants are available in the Company’s Form 10-Q for the quarter ended June 30, 2016 which will be filed with the Securities and Exchange Commission and will be available for download at the Company’s website www.winthropreit.com or at the Securities and Exchange Commission website www.sec.gov.

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Contact Information:

AT THE COMPANY

John Garilli
Chief Financial Officer
(617) 570-4614